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                                                                      EXHIBIT 21

                             WHITTAKER CORPORATION
                             a Delaware corporation

                              ACTIVE SUBSIDIARIES

                                                 Place of                % Ownership
Name of Company                               Incorporation             (# Shares)
- - ----------------------------------            -------------         -------------------
Blue Bell Lease, Inc.                           California           100%   (    1,000)
Metropolitan Financial
  Services Corporation                          Colorado             100%   (      100)
Park Chemical Company                           Michigan             100%   (    1,000)
Whittaker Communications Limited                England              100%   (    1,000)
Whittaker Controls, Inc.                        California           100%   (    1,000)
Whittaker Corp.                                 Maine                100%   (    1,000)
Whittaker International, Inc.                   Barbados             100%   (    1,000)
Whittaker Ordnance, Inc.                        Delaware             100%   (        1)
Whittaker Political Action
  Committee, Inc.                               California           100%   (      100)
Whittaker Porta Bella
  Development, Inc.                             California           100%   (    1,000)
Whittaker Services Corporation                  California           100%   (    1,000)
Whittaker Technical Products,                   Colorado             100%   (    1,000)
  Inc.
   Division:
    Whittaker Power Storage Systems



12/13/94
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                             INACTIVE SUBSIDIARIES
                             ---------------------

Whittaker Development Co.                     Delaware              100%    (  1,000)